             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Trustees
Arrivato Funds Trust:

      We have audited the accompanying statements of assets and liabilities of The Arrivato Funds Trust - Arrivato Dow Jones U.S. 2010 Fund, Arrivato Dow Jones U.S. 2015 Fund, Arrivato Dow Jones U.S. 2020 Fund, Arrivato Dow Jones U.S. 2030 Fund, and Arrivato Dow Jones U.S. 2040 Fund (collectively, the "Funds") as of August 25, 2005. These statements of assets and liabilities are the responsibility of the Funds' management. Our responsibility is to express an opinion on these statements of assets and liabilities based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Funds are not required to have, nor were we engaged to perform an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the aforementioned Funds as of August 25, 2005, in conformity with accounting principles generally accepted in the United States of America.

                                                          /s/ Grant Thornton LLP

Chicago, Illinois
August 29, 2005

                              ARRIVATO FUNDS TRUST
                      Statements of Assets and Liabilities
                                 August 25, 2005

                                                        Arrivato          Arrivato         Arrivato         Arrivato        Arrivato
                                                        Dow Jones        Dow Jones        Dow Jones        Dow Jones       Dow Jones
                                                        U.S. 2010        U.S. 2015        U.S. 2020        U.S. 2030       U.S. 2040
                                                          Fund             Fund             Fund             Fund            Fund
ASSETS:
Cash                                                     $20,000          $20,000          $20,000          $20,000         $20,000
Deferred offering costs                                   12,000           12,000           12,000           12,000          12,000
                                                         -------          -------          -------          -------         -------
              Total assets                                32,000           32,000           32,000           32,000          32,000
                                                         -------          -------          -------          -------         -------

LIABILITIES:
Liabilities and accrued expenses                          12,000           12,000           12,000           12,000          12,000
                                                         -------          -------          -------          -------         -------

NET ASSETS
  Shares of benificial interest
  outstanding (par value of
  $0.001per share); unlimited
  amount of shares authorized                            $20,000          $20,000          $20,000          $20,000         $20,000
                                                         =======          =======          =======          =======         =======

SHARES OUTSTANDING:
       Class A                                             1,000            1,000            1,000            1,000           1,000
       Class C                                             1,000            1,000            1,000            1,000           1,000

NET ASSET VALUE:
       Class A (and redemption price)                    $ 10.00          $ 10.00          $ 10.00          $ 10.00         $ 10.00
       Class C                                           $ 10.00          $ 10.00          $ 10.00          $ 10.00         $ 10.00

OFFERING PRICE(A):
       Class A                                           $ 10.50          $ 10.50          $ 10.50          $ 10.50         $ 10.50
       Class C                                           $ 10.00          $ 10.00          $ 10.00          $ 10.00         $ 10.00

(a)   Maximum sales load is 4.75% for each of the Arrivato Dow Jones Funds.

               SEE NOTES TO STATEMENTS OF ASSETS AND LIABILITIES.

ARRIVATO FUNDS TRUST
Notes to Financial Statements
August 25, 2005

1.ORGANIZATION
Arrivato Funds Trust (the "Trust") is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company, and was organized as a Delaware business trust on October 7, 2004. The capitalization of the Trust consists solely of an unlimited number of shares of beneficial interest with a par value of $0.001 each. The Trust has five separate investment portfolios: Arrivato Dow Jones U.S. 2010 Fund, Arrivato Dow Jones U.S. 2015 Fund, Arrivato Dow Jones U.S. 2020 Fund, Arrivato Dow Jones U.S. 2030 Fund, and Arrivato Dow Jones U.S. 2040 Fund (each, a "Fund," collectively, the "Funds"). The Trust has had no operations since xxx 30, 2005 other than matters relating to its organization and registration and the sale and issuance of Capital Stock to John J. Pileggi, a Principal of the Advisor (see below),at an aggregate price of $100,000.


2.ACCOUNTING POLICIES
The Funds' statements of assets and liabilities are prepared in conformity with accounting principles generally accepted in the United States of America (US
GAAP), which may require the use of management accruals and estimates.

Deferred offering costs consist of registration fees, legal fees and printing fees related to preparing the initial registration statement, and will be amortized over a 12 month period beginning with the commencement of operations of the Fund.

3.MANAGEMENT AND DISTRIBUTION ARRANGEMENTS AND TRANSACTIONS WITH RELATED PARTIES Arrivato Advisors LLC ("Arrivato") acts as the investment manager to the Funds. As the investment manager of the Funds, Arrivato has overall responsibility, subject to the supervision of the Board of Trustees, for managing the assets of each Fund. Arrivato also provides certain administrative services necessary for the Funds' operations. Pursuant to a Management Agreement, the Trust will pay Arrivato a fee applied to the average daily net assets of the Funds, computed daily and paid monthly, at an annual rate as follows:


FUND                                                                 ANNUAL RATE
----                                                                 -----------
Arrivato Dow Jones U.S. 2010 Fund                                       0.60%

Arrivato Dow Jones U.S. 2015 Fund                                       0.60%

Arrivato Dow Jones U.S. 2020 Fund                                       0.60%

Arrivato Dow Jones U.S. 2030 Fund                                       0.60%

Arrivato Dow Jones U.S. 2040 Fund                                       0.60%

The Trust also has entered into a Distribution Agreement under which the Trust's shares will be continuously offered by BISYS Funds Services LLC ("BISYS").

Each Fund has also adopted a Distribution Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940. The Distribution Plan authorizes each Fund to pay annual fees of up to 0.50% for Class A Shares, and 1.00% for Class C Shares, of the average daily net assets of each Fund in consideration for distribution and other services and the assumption of related expenses. Amounts paid to the Arrivato or BISYS may be used to cover expenses that are related to distribution of each Fund's shares, ongoing servicing and/or maintenance of the accounts of Fund shareholders, payments to institutions for selling Fund shares, and sub-transfer agency, sub-accounting, administrative or similar services related to each Fund's shares.

Arrivato has agreed to waive and/or reimburse expenses for each Fund in amounts necessary to maintain ordinary operating expense ratios of 1.60% for each Fund. Any waiver of advisory fees or payments of expenses made by Arrivato may be reimbursed by each Fund in subsequent fiscal years if Arrivato so requests. The reimbursement may be requested if the aggregate amount actually paid by each Fund toward operating expenses for such fiscal year (taking into account the reimbursement) does not exceed the limitation on Fund expenses. Arrivato is permitted to be reimbursed for fee waivers and/or expense reimbursements made in the prior three fiscal years. Any such reimbursement will be reviewed by the Trustees. The Funds must pay current ordinary operating expenses before Arrivato is entitled to any reimbursement of fees and/or expenses. Arrivato has agreed to pay each Fund's organizational costs to the extent such costs would cause the expense ratio to exceed 1.60%. Such organizational costs are estimated at $60,000.

4.FEDERAL INCOME TAXES
Each of the Funds intend to qualify as a "regulated investment company" and as such (and by complying with the applicable provisions of the Internal Revenue Code of 1986, as amended) will not be subject to Federal income tax on taxable income (including realized capital gains) that is distributed to shareholders.